Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 15, 2012, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

(Including the Associated Stock Purchase Rights)
of

The Talbots, Inc.

at
$2.75 Net Per Share
by

TLB Merger Sub Inc.,
a direct wholly-owned subsidiary of
TLB Holdings LLC

TLB Merger Sub Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of TLB Holdings LLC, a Delaware limited liability company (“Parent”), which is affiliated with Sycamore Partners, is offering to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of The Talbots, Inc., a Delaware corporation (“Talbots”), and the associated stock purchase rights (together with the Common Stock, the “Shares”) at a price of $2.75 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 15, 2012 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2012 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 30, 2012, by and among Parent, Purchaser and Talbots (as may be amended, the “Merger Agreement”), pursuant to which (after, in certain cases, completion of the Offer and, in any event, the satisfaction or waiver of certain conditions) Purchaser will merge with and into Talbots (the “Merger”), with Talbots continuing as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Parent, and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or Talbots, or by any stockholder of Talbots who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding taxes, payable upon the surrender of the certificate formerly representing such Share. As a result of the Merger, Talbots will cease to be a publicly traded company and will become a direct wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (a) the Minimum Tender Condition (as described below); (b) the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder and the receipt of any approval required under any applicable foreign competition, merger control, antitrust or similar law; (c) the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved within the relevant review period, under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable; (d) receipt of proceeds by Parent (either directly or through Purchaser or Talbots) of the debt financing pursuant to the letter agreement between General Electric Capital Corporation and Purchaser (the “GE Debt Commitment Letter”) and the letter agreement among Wells Fargo Bank, National Association, as agent, and each of Wells Fargo

Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 On Shore Funding, LLC, 1903 Off Shore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd, as lenders, and Purchaser (the “Wells Fargo Debt Commitment Letter” and, together with the GE Debt Commitment Letter, the “Debt Commitment Letters”) (or alternative debt financing pursuant to the terms and conditions set forth in the Merger Agreement) and/or the lenders party to the Debt Commitment Letters (or new debt commitment letters for any alternative debt financing) shall have confirmed to Parent and Purchaser that such debt financing or alternative debt financing in an amount sufficient to consummate the Offer and the Merger will be available at the consummation of the Offer on the terms and conditions set forth in the Debt Commitment Letters (or such new debt commitment letters for any alternative debt financing); (e) Availability (as such term is defined in that certain Amended and Restated Credit Agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, as borrowers, and General Electric Capital Corporation, as the agent, and the lenders party thereto (the “ABL Credit Agreement”) subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Expiration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under that certain Trade Payable Agreement, dated September 1, 2011, as extended on February 29, 2012, among Talbots and one of its subsidiaries and LF Centennial Pte. Ltd (which Availability shall also be determined with trade payables being paid consistent with past practice and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales); and (f) (i) the Pension Benefit Guaranty Corporation (the “PBGC”) shall have issued to Talbots a letter confirming that the PBGC, as of the date of such letter, has concluded its investigation regarding The Talbots, Inc. Pension Plan (the “Pension Plan”) and the transactions contemplated by the Merger Agreement, (or such other substantially similar confirmatory statement), (ii) the PBGC shall not have instituted any formal proceeding to terminate the Pension Plan and (iii) there shall not exist any condition that would reasonably be expected to (A) result in the institution of any such proceeding or (B) constitute a reasonable basis under Section 4042 of the Employee Retirement Income Security Act of 1974, as amended, for the termination of, or the appointment of a trustee to administer, the Pension Plan.  The Offer is also subject to other conditions described in the Offer to Purchase.

The “Minimum Tender Condition” will be satisfied if there is validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to the Expiration Time, a number of Shares (1) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, represent at least a majority of the Shares outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represent at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time, plus (y) the aggregate number of Shares issuable to holders of options to purchase Shares, restricted stock, restricted stock units, performance stock units and warrants from which Talbots has received notices of exercise prior to the Expiration Time (and as to which Shares have not yet been issued to such exercising holders), plus (z) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the “Minimum Tender Condition”, and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) through (z), the “Fully Diluted Share Number”).

After careful consideration, the board of directors of Talbots has (1) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (2) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Talbots, and (3) recommended that stockholders of Talbots accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

Talbots has granted to Purchaser an irrevocable right (the “Top-Up”), which Purchaser shall exercise immediately following consummation of the Offer, if necessary, to purchase from Talbots up to a number of newly issued, fully paid and nonassessable Shares that, when added to the Shares already owned  directly or indirectly by Parent and Purchaser following consummation of the Offer (including or excluding, at the option of Parent and Purchaser, Shares tendered in the Offer pursuant to guaranteed delivery procedures), constitutes one Share more than 90% of the Fully Diluted Share Number.  If, following the closing of the Offer, Parent and its affiliates own at least one more share than 90% of the Fully Diluted Share Number, including through exercise of the Top-Up, each of Parent, Purchaser and Talbots will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger under Section 253 of the General Corporation Law of the State of Delaware without action of the stockholders of Talbots.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender Condition, which may only be waived with the prior written consent of Talbots). Pursuant to the Merger Agreement, Purchaser is required to extend the Offer beyond the initial Expiration Time (i) if, at the initial Expiration Time, any Offer condition has not been satisfied or waived, for a period of ten business days, and thereafter on any then-scheduled expiration date of the Offer, in consecutive increments of up to five business days and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

In any case, Purchaser shall not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement to be filed by Talbots in connection with the adoption of the Merger Agreement, including by informing Talbots that it does not intend to review the proxy statement (the “Proxy Statement Clearance Date”), and (iii) October 24,

2012.

If at any then-scheduled expiration date of the Offer (i) any Offer condition has not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or Talbots may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date of the Offer. If the Offer is terminated as described in the foregoing sentence, Talbots will proceed with and take all actions necessary to hold the stockholders’ meeting to approve the Merger in accordance with the terms of the Merger Agreement.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Time of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not validly withdrawn prior to the Expiration Time of the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after August 14, 2012, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Talbots has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Talbots’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt by a holder of Shares of cash in exchange for its Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference between (i) the amount of cash received pursuant to the Offer or the Merger and (ii) its adjusted tax basis in the Shares exchanged therefor. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of exchanging Shares in the Offer or the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

110 Wall Street, 27th Floor

New York, New York 10005

Banks and Brokers Can Call Collect at (212) 493-3910

All Others Call Toll-Free at (877) 478-5038

Email: info@phoenixadvisorypartners.com

June 15, 2012